UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 13, 2006

SEMCO Energy, Inc.
(Exact name of registrant as specified in its charter)

Michigan	001-15565	38-2144267
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 Third Street, Suite A, Port Huron, Michigan	48060
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  810-987-2200

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.
Item 2.03.     Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On October 13, 2006, SEMCO Energy, Inc. (the “Company”) established an unsecured $15 million discretionary line of credit with Comerica Bank, a Michigan banking corporation (the “Lender”), and, in connection therewith, executed a Master Revolving Note in the principal face amount of $15 million (the “Master Revolving Note”) and a Negative Pledge Agreement (the “Negative Pledge Agreement”).

The Master Revolving Note provides for maximum advances from the Lender of $15 million and expires on October 1, 2007. The Lender is not obligated to make any advances under the Master Revolving Note and may at any time, without notice, in its sole and absolute discretion, refuse to make advances to the Company under the Master Revolving Note without incurring any liability. The Master Revolving Note is unsecured, and there are no restrictions on the use of advances thereunder by the Company.

Advances made under the Master Revolving Note will generally bear interest at a rate equal to (i) the Prime-based Rate, which is equal to the greater of the prime rate of interest established by the Lender or the rate of interest equal to 0.50% plus the Federal Funds Rate, or (ii) the applicable Quoted Rate, which is the rate of interest quoted by the Lender and accepted by the Company as the applicable interest rate. The Repayment Date for advances at the Prime-based Rate will be October 1, 2007, and the Repayment Date for advances at the Quoted Rate shall be as agreed upon by the Lender and the Company, but not to exceed one month from the date on which each such advance is made. The Company anticipates that most advances it receives under this arrangement with the Lender will be advances at the Quoted Rate.

The Master Revolving Note provides for customary events of default, including, but not limited to, payment defaults, breaches of representations or warranties, cross-defaults to other indebtedness and bankruptcy events. If an event of default occurs, the Lender is permitted to declare any or all outstanding advances under the Master Revolving Note to be immediately due and payable.

Pursuant to the Negative Pledge Agreement pertaining to the Master Revolving Note, the Company has agreed that so long as it has any advances outstanding under the Master Revolving Note, it will not create, incur, assume or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its assets other than “Permitted Liens,” as such term is defined in the Negative Pledge Agreement and which includes the Permitted Liens as described in both the Company’s Second Amended and Restated Credited Agreement, dated as of September 15, 2005, and the Indenture dated as of May 21, 2003, among the Company and Fifth Third Bank, as trustee, related to the Company’s 7 1/8% Senior Notes due 2008.

As part of its general financing plans, the Company intends to enter into several similar unsecured discretionary lines of credit with other lenders to provide several alternative sources from which the Company could obtain short-term financing, depending on which source would provide financing on terms the Company evaluates as best under the circumstances. The Company anticipates that under these arrangements with various lenders, at any given time, its total outstanding advances under the Master Revolving Note and any such future similar financing arrangements, collectively, will not exceed $15 million. The Company currently intends to use amounts advanced under such arrangements primarily to finance the Company’s working capital needs. The advances under these arrangements may fluctuate materially, particularly given the seasonality of the Company’s business.

The foregoing summary does not purport to be complete and is qualified in its entirety by the full text of each of the Master Revolving Note and Negative Pledge Agreement, which have been attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated by reference herein.

This Current Report on Form 8-K contains forward-looking statements regarding the anticipated levels of advances under the Company’s Master Revolving Note and future similar financing arrangements and the anticipated use of those funds. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements due to a number of factors, including, but not limited to, those discussed above and those described in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on forward-looking statements made in this Current Report on Form 8-K, since the statements speak only as of the date of this report. Except as may be otherwise required by law, the Company disclaims any obligation to publicly update or revise any of these forward-looking statements to reflect events or circumstances occurring after the date of this report or to reflect the occurrence of unanticipated events. Readers are advised, however, to consult any further disclosures the Company may make on related subjects in its documents filed with or furnished to the Securities and Exchange Commission or in its other public disclosures.

Item 9.01     Financial Statements and Exhibits.

10.1	Master Revolving Note between the Company and Comerica Bank dated October 1, 2006.
10.2	Negative Pledge Agreement between the Company and Comerica Bank dated October 1, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEMCO Energy, Inc. (Registrant)

Date: October 17, 2006	By:	/s/ Michael V. Palmeri

Michael V. Palmeri Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX
Form 8-K
October 13, 2006

Filed
Exhibit No.	Description	Herewith	By Reference

10.1	Master Revolving Note between the Company and Comerica Bank dated October 1, 2006.	x
10.2	Negative Pledge Agreement between the Company and Comerica Bank dated October 1, 2006.	x